Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis, Inc. Reports First Quarter 2020 Financial Results

CUPERTINO, Calif. – May 14, 2020 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three months ended March 31, 2020.

“During the first quarter of 2020, Aemetis continued to make steady progress despite significant challenges related to Covid 19 restrictions,” said Eric McAfee, Chairman and CEO of Aemetis. “Progress continued on the carbon reduction and revenue expansion projects to drive significant revenue increases and positive earnings. In our dairy renewable natural gas project, we completed and tested the first two dairy digesters and began constructing the four mile pipeline to connect the two dairies to the Keyes ethanol plant; we completed the construction and began commercial operation of the carbon dioxide capture system at our Keyes plant to supply the newly-built Messer CO2 plant under a long term contract; and we made progress toward commencing construction of our below zero carbon content California waste wood ethanol biorefinery. Importantly, all of the EB-5 investors in our current offering were granted National Interest Expedite approval to process their applications at the USCIS in approximately 90 days instead of up to three years which has significantly increased the number of interested investors.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-844-407-9500
Live Participant Dial In (International): +1-862-298-0850
Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/34586

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended March 31, 2020

Revenues during the first quarter of 2020 were $39.5 million, compared to $41.9 million for the first quarter of 2019. North America volume of ethanol sold during the first quarter was 15.7 million gallons compared to 16.2 million gallons in the first quarter of 2019, at an average price of $1.56 per gallon compared to $1.68 per gallon. India’s biodiesel price was $786 per metric ton compared to $839 per metric ton, with tons sold decreasing to 3,554 metric tonnes compared to 5,182 tonnes.

Gross loss for the first quarter of 2020 was a $433 thousand loss, compared to a $351 thousand loss during the first quarter of 2019.

Selling, general and administrative expenses decreased from $4.2 million during the first quarter of 2019 to $3.9 million during the first quarter of 2020.

Operating loss decreased to $4.5 million for the first quarter of 2020, compared to operating loss of $4.6 million for the same period in 2019.

Interest expense, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, was $6.9 million during the first quarter of 2020 compared to $6.2 million during the first quarter of 2019. Additionally, our Aemetis Biogas initiative recognized $960 thousand of accretion of the preference payments on its preferred stock during the first quarter of 2020 compared to $449 thousand during the first quarter of 2019.

Net loss increased to $12.1 million for the first quarter of 2020, compared to net loss of $10.7 million for the first quarter of 2019.

Cash at the end of the first quarter of 2020 was $303 thousand compared to $656 thousand at the close of the fourth quarter of 2019.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallons per year ethanol production facility in California’s Central Valley, near Modesto. Aemetis also owns and operates a 50 million gallons per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India, the US and Europe. Aemetis is building a biogas digester, pipeline and gas cleanup project to convert dairy waste gas into renewable natural gas, and is developing a plant to convert waste orchard wood into cellulosic ethanol. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) attributable to Aemetis, Inc. plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, accretion expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for growth in India, the impact that the development of the Dairy Biomethane Digester project and the Cellulosic Ethanol Biorefinery project will have on our business, expected margins at the Cellulosic Ethanol Biorefinery project under development, expectations for uses of EB-5 funding and expectations for receipt of additional EB-5 funding.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited, in thousands except per share data)
	Three months ended
	March 31, 2020	March 31, 2019

Revenues	$39,480	$41,888
Cost of goods sold	39,913	42,239
Gross loss	(433)	(351)

Research and development expenses	117	33
Selling, general and administrative expenses	3,936	4,241

Operating loss	(4,486)	(4,625)

Other expense/(income):
Interest expense	5,586	4,986
Amortization expense	1,290	1,223
Accretion of Series A preferred units	960	449
Other expense	(63)	(623)

Loss before income taxes	(12,259)	(10,660)

Income tax expense	(207)	7

Net loss	$(12,052)	$(10,667)

Non-controlling interest	-	(938)
Net loss attributable to Aemetis, Inc.	$(12,052)	$(9,729)

Net loss per common share
Basic	$(0.58)	$(0.48)
Diluted	$(0.58)	$(0.48)

Weighted average shares outstanding
Basic	20,651	20,367
Diluted	20,651	20,367

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$303	$656
Accounts receivable	1,584	2,036
Inventories	5,246	6,518
Prepaid and other current assets	2,720	3,366
Total current assets	9,853	12,576

Property, plant and equipment, net	90,628	84,226
Other assets	3,334	3,094
Total assets	$103,815	$99,896

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$16,904	$15,968
Current portion of long-term debt	6,036	5,792
Short term borrowings	17,327	16,948
Mandatorily redeemable Series B stock	3,175	3,149
Accrued property taxes and other liabilities	17,513	15,962
Total current liabilities	60,955	57,819

Total long term liabilities	209,549	196,449

Total stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	21	21
Additional paid-in capital	87,255	86,852
Accumulated deficit	(249,473)	(237,421)
Accumulated other comprehensive loss	(4,493)	(3,825)
Total stockholders' deficit	(166,689)	(154,372)
Total liabilities and stockholders' deficit	$103,815	$99,896

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	Three months ended
	March 31,
	2020	2019

Net loss attributable to Aemetis, Inc.	$(12,052)	$(9,729)
Adjustments:
Interest expense	6,876	5,214
Depreciation expense	1,090	1,138
Accretion of Series A preferred units	960	449
Share-based compensation	310	290
Intangibles and other amortization expense	12	12
Income tax expense/(benefit)	(215)	7
Total adjustments	9,033	7,110
Adjusted EBITDA	$(3,019)	$(2,619)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended March 31,
	2020	2019
Ethanol
Gallons sold (in millions)	15.7	16.2
Average sales price/gallon	$1.56	$1.68
Percent of nameplate capacity	114%	118%
WDG
Tons sold (in thousands)	107.0	106.9
Average sales price/ton	$78	$80
Delivered Cost of Corn
Bushels ground (in millions)	5.7	5.6
Average delivered cost / bushel	$5.17	$5.20
Biodiesel
Metric tons sold (in thousands)	3.6	5.2
Average Sales Price/Metric ton	$786	$839
Percent of nameplate capacity	9%	13%
Refined glycerin
Metric tons sold (in thousands)	0.1	1.4
Average Sales Price/Metric ton	$619	$644